Notice of Annual Meeting of Stockholders


New Orleans, Louisiana
March 31, 1999


To the Stockholders of ENTERGY CORPORATION:

NOTICE OF THE ANNUAL MEETING OF STOCKHOLDERS


Date:     Friday, May 14, 1999
Time:     10:00 a.m. Central Daylight Time
Place:    James M. Cain Energy Education Center
          Highway 3127
          Taft, Louisiana

MATTERS TO BE VOTED ON


1.   Election of Fifteen Directors.

2. Stockholder proposal concerning discontinuance of certain stock based compensation.

3. Stockholder proposal concerning tying executive compensation to the amount of dividends paid by the company.

4. Stockholder proposal concerning the reinstitution of quarterly reports to the stockholders.

5.   Ratification of the appointment of
     PricewaterhouseCoopers LLP as our independent accountants for 1999.


/s/ Michael G. Thompson

Michael G. Thompson
Secretary

                          TABLE OF CONTENTS

  NOTICE OF THE ANNUAL MEETING OF STOCKHOLDERS                     1
  MATTERS TO BE VOTED ON                                           1
  PROXY STATEMENT                                                  4
  GENERAL INFORMATION ABOUT VOTING                                 4
  WHO CAN VOTE                                                     4
  VOTING BY PROXIES.                                               4
  HOW YOU MAY REVOKE YOUR PROXY INSTRUCTIONS                       4
  QUORUM REQUIREMENT                                               4
  VOTES NECESSARY FOR ACTION TO BE TAKEN.                          4
  COST OF THIS PROXY SOLICITATION.                                 5
  ATTENDING THE ANNUAL MEETING.                                    5
  STOCKHOLDERS WHO OWN AT LEAST FIVE PERCENT                       5
  PROPOSAL 1  ELECTION OF DIRECTORS                                6
  GENERAL INFORMATION ABOUT NOMINEES                               6
  TERM OF OFFICE.                                                  6
  INFORMATION ABOUT THE NOMINEES.                                  6
  INFORMATION ABOUT THE BOARD AND ITS COMMITTEES                  10
     Audit Committee                                              10
     Finance Committee                                            10
     Personnel Committee                                          11
     Nuclear Committee                                            11
     Public Affairs Committee                                     11
     Executive Committee                                          11
     Director Affairs Committee                                   12
  DIRECTOR COMPENSATION.                                          12
  SERVICE AWARDS FOR DIRECTORS.                                   12
  RETIREMENT FOR DIRECTORS                                        12
  PERSONNEL COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION        12
  SHARE OWNERSHIP OF DIRECTORS AND OFFICERS                       13
  SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE.        13
  REPORT OF PERSONNEL COMMITTEE ON EXECUTIVE COMPENSATION         14
  COMPARISON OF FIVE YEAR CUMULATIVE RETURN                       16
  EXECUTIVE COMPENSATION TABLES                                   17
     Summary Compensation Table                                   17
     Option Grants to the Executive Officers in 1998              18
     Aggregated Option Exercises in 1998 and December 31,
       1998 Option Values                                         19
     Long-Term Incentive Plan Awards in 1998                      19
  RETIREMENT INCOME PLAN                                          19
     Retirement Income Plan Table                                 20
  PENSION EQUALIZATION PAYMENTS.                                  20
  SUPPLEMENTAL RETIREMENT PLANS.                                  20
  SYSTEM EXECUTIVE RETIREMENT PLAN                                20
     System Executive Retirement Plan Table                       21
  EXECUTIVE EMPLOYMENT CONTRACTS AND RETIREMENT AGREEMENTS.       21
  PROPOSAL 2 - STOCKHOLDER PROPOSAL CONCERNING
     DISCONTINUANCE OF CERTAIN STOCK BASED COMPENSATION           22
  PROPOSAL 3 - STOCKHOLDER PROPOSAL CONCERNING EXECUTIVE
     COMPENSATION                                                 23
  PROPOSAL 4 - STOCKHOLDER PROPOSAL CONCERNING
     REINSTITUTION OF QUARTERLY REPORTS                           24
  PROPOSAL 5 - APPOINTMENT OF INDEPENDENT ACCOUNTANTS             24
  STOCKHOLDER PROPOSALS FOR 2000 MEETING.                         25

                       PROXY STATEMENT


Your vote is very important. For this reason, the Board of Directors is requesting that you allow your Entergy Corporation Common Stock to be represented at the Annual Meeting by J. Wayne Leonard, Paul W. Murrill and Wm. Clifford Smith, the persons named as proxies on the enclosed proxy card. This proxy statement has been prepared for the Board by our management. The terms "We", "our", "Entergy" and the "Corporation" each refer to Entergy Corporation. This proxy statement is being sent to our stockholders on or about March 31, 1999.

              GENERAL INFORMATION ABOUT VOTING

WHO CAN VOTE. You are entitled to vote your Common Stock if our records show that you held your shares as of March 15, 1999. At the close of business on March 15, 1999, a total of 246,494,143 shares of Common Stock was outstanding and entitled to vote. Each share of Common Stock has one vote. The enclosed proxy card shows the number of shares that you are entitled to vote.

VOTING BY PROXIES. If your Common Stock is held by a broker, bank or other nominee, you will receive instructions from them that you must follow in order to have your shares voted in accordance with your instructions. If you hold your shares in your own name, you may instruct the proxies how to vote your Common Stock by using the toll free telephone number listed on the proxy card or by signing, dating and mailing the proxy card in the postage paid envelope provided to you. Proxies granted by either of these methods are valid under applicable state law. Of course, you may come to the meeting and vote your shares in person. When you use the telephone system, the system verifies that you are a stockholder through the use of a Personal Identification Number assigned to you. The procedure allows you to instruct the proxies how to vote your shares and to confirm that your instructions have been properly recorded. Specific directions for using the telephone voting system are on the proxy card. Whether you mail or telephone your instructions, the proxies will vote your shares in accordance with those instructions. If you sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by our Board of Directors. We are not currently aware of any matters to be presented other than those described in this proxy statement. If any other matters not described in the proxy statement are presented at the meeting, the proxies will use their own judgment to determine how to vote your shares. If the meeting is adjourned, your Common Stock may be voted by the proxies on the new meeting date as well, unless you have revoked your proxy instructions.

HOW YOU MAY REVOKE YOUR PROXY INSTRUCTIONS. To revoke your proxy instructions, you must either advise the Secretary in writing before your shares have been voted by the proxies at the meeting, deliver later proxy instructions, or attend the meeting and vote your shares in person.

QUORUM REQUIREMENT. The Annual Meeting may not be held unless a quorum equal to a majority of the outstanding shares entitled to vote is represented at the meeting. If you have returned valid proxy instructions or attend the meeting in person, your shares will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters introduced at the meeting. "Broker non-votes" also count for quorum purposes. If you hold your Common Stock through a broker, bank or other nominee, it may only vote those shares in accordance with your instructions. However, if it has not received your instructions within ten days of the meeting, it may vote on matters which the New York Stock Exchange determines to be routine. All matters to be voted on at the Annual Meeting are routine.


VOTES NECESSARY FOR ACTION TO BE TAKEN. Fifteen directors will be elected at the meeting, meaning that the fifteen nominees receiving the most votes will be elected. In this case, "broker non-votes" will not be counted as a vote for or against the election of directors. For all other proposals to pass, they must receive a majority of the outstanding shares entitled to vote. In those cases, "broker non-votes" will be counted as a vote against the proposals.

COST OF THIS PROXY SOLICITATION. We will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, we expect certain of our employees may solicit stockholders for proxies, personally and by telephone. None of these employees will receive any additional or special compensation for doing so. We have retained Morrow & Co. Inc. for a fee of $12,500, plus reasonable out-of-pocket costs and expenses, to assist in the solicitation of proxies. We will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their principals and obtaining their proxies.

ATTENDING THE ANNUAL MEETING. If you are a holder of record and you plan to attend the Annual Meeting, please come to the registration desk before the meeting. If you are a beneficial owner of Common Stock held by a bank or broker (i. e., in "street name"), you will need proof of ownership of your Common Stock as of March 15, 1999 to be admitted to the meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote in person your shares of Common Stock held in street name, you must obtain a proxy in your name from the registered holder.

STOCKHOLDERS WHO OWN AT LEAST FIVE PERCENT. A stockholder "beneficially owns" Common Stock by having the power to vote, invest in, or acquire the common stock within 60 days. Stockholders who beneficially own at least five percent of the Common Stock are required to file certain reports with the Securities and Exchange Commission. Based on these reports, the following beneficial owners have reported their ownership as of December 31, 1998:

Name and Address of              Amount and Nature of   Percent
Beneficial Owner                 Beneficial Ownership  of Class

Barrow, Hanley, Mewhinney &
  Strauss, Inc. ("BHM&S")            29,375,128 (1)       11.9%
One McKinney Plaza
3232 McKinney Avenue, 15th Floor
Dallas, Texas 75204-2429

Brinson Partners, Inc. ("BPI")       18,558,909 (2)        7.5%
209 South LaSalle
Chicago, Illinois 60604-1295

FMR Corp ("FMR")                     14,516,890 (3)        5.9%
82 Devonshire Street
Boston, Massachusetts 02109

Franklin Resources, Inc. ("FRI")     18,844,700 (4)        7.6%
777 Mariners Island Blvd.
P.O. Box 7777
San Mateo, California 94403-7777

Putnam Investments, Inc.             15,476,679 (5)        6.3%
One Post Office Square
Boston, Massachusetts 02109

Vanguard Windsor Funds-Vanguard
 Windsor II Fund                     21,267,400 (6)       8.62%
c/o The Vanguard Group
455 Devon Park Drive
Wayne, Pennsylvania 19087-1815

(1) Of the 29,375,128 shares, BHM&S has sole investment power as to all 29,375,128 shares, and has sole voting power as to 5,419,308 shares, and shared voting power as to 23,955,820 shares.

(2) BPI has shared voting and investment power as to all 18,558,909 shares. BPI is indirectly wholly owned by UBS
     (USA), Inc., which is wholly owned by UBS AG. Each of the above companies reported identical ownership of the subject 18,558,909 shares in their reports filed with the Securities and Exchange Commission.

(3)  FMR  may  not vote or transfer this Common Stock.   The
     shares are beneficially owned by two wholly owned subsidiaries of FMR each of which may vote and transfer the shares beneficially owned by it. Fidelity Management and Research Company beneficially owns 12,527,940 shares and Fidelity Management Trust Company beneficially owns
     1,979,050  shares.   The  remaining  9,900  shares  are
     beneficially owned and may be voted and transferred by Fidelity International Limited, a Bermudan joint stock company and former majority-owned subsidiary of Fidelity Management and Research Company.

(4) FRI may not vote or transfer this Common Stock. These shares are beneficially owned by one or more investment companies or other managed accounts, which are advised by
     investment   advisory  subsidiaries  of   FRI.    Those
     subsidiaries, Franklin Advisors, Inc., Templeton Global Advisors, Limited, Templeton/Franklin Investment Services, Inc., Templeton Investment Management Limited, Templeton Investment Council, Inc., and Franklin Advisory Services, Inc., may vote and transfer 6,154,800, 11,027,549, 19,851,
     35,000, 7,500 and 1,600,000 shares, respectively.

(5) Putnam Investments, Inc., a wholly owned subsidiary of Marsh & McLennan Companies, Inc., wholly owns two registered investment advisers: Putman Investment Management, Inc. and The Putnam Advisory Company, Inc. which beneficially own and have shared investment power over 14,781,631 and 695,048 shares, respectively. Putnam Investments, Inc. has shared voting power as to 460,711 shares.

(6) The Vanguard Group has sole voting power and shared investment power as to all 21,267,400 shares.


              PROPOSAL 1  ELECTION OF DIRECTORS

             GENERAL INFORMATION ABOUT NOMINEES

All nominees are currently members of the Board except Dennis H. Reilley and Thomas F. McLarty, III, who are new nominees. Each has agreed to be named in this proxy statement and to serve if elected. Except where authority to vote for one or more nominee(s) is withheld, the proxies will vote all Common Stock represented by an executed proxy equally for the election of the nominees listed below.

TERM OF OFFICE. Directors are elected annually to serve a term of one year and until the next annual meeting of stockholders and the election of their successors.

INFORMATION ABOUT THE NOMINEES. The following biographical information was supplied by each nominee. Unless stated otherwise, all nominees have been continuously employed in their present positions for more than five years. The age of each individual is as of December 31, 1998.

               W. FRANK BLOUNT            Age 60      Director Since 1987
               Atlanta, Georgia

               - Former Chief Executive Officer of Telstra
                 Communications Corporation (Australian- telecommunications company)
               - Director of First Union National Bank, Atlanta,
                 Georgia, Caterpillar, Inc., BHP, Ltd., National Australia Bank, Pioneer International and Adtran, Inc.



               JOHN A. COOPER, JR.        Age 60      Director Since 1985
               Bella Vista, Arkansas

               - Chairman of the Board, President and CEO of Cooper
                 Communities, Inc. (recreational and retirement community development)
               - Chairman of the Board of COFAM, Inc.
               - Director of Wal-Mart Stores, Inc., and J. B. Hunt
                 Transport Services, Inc.
               - Honorary Director of First National Bank of Sharp
                 County (Arkansas)



               VADM. GEORGE W. DAVIS      Age 65     Director Since 1998
               USN (Ret.)
               Plymouth, Massachusetts

               - Retired Director, President and Chief Operating Officer
                 of Boston Edison Company (utility company)
               - Vice Admiral (retired) U.S. Navy and former Commander
                 Naval Surface Force, Pacific



               DR. NORMAN C. FRANCIS      Age 67      Director Since 1994
               New Orleans, Louisiana

               - President of Xavier University of Louisiana, New
                 Orleans, Louisiana
               - Director of The Equitable Life Assurance Society of the
                 United States, New York, New York, Liberty Bank & Trust, New Orleans, Louisiana and Piccadilly Cafeterias Inc., Baton Rouge, Louisiana
               - Member of the Advisory Board of The Times Picayune
                 Publishing Co., New Orleans, Louisiana
               - Chairman of the Board for the Southern Education
                 Foundation, Atlanta, Georgia
               - Former Chairman of the Board of Trustees, Educational
                 Testing Service, Princeton, New Jersey
               - Member of the Board for the Local Initiative Support
                 Corporation (LISC), New Orleans, Louisiana and the Greater New Orleans Education Foundation, New Orleans, Louisiana



               J. WAYNE LEONARD           Age 48      Director Since 1999
               New Orleans, Louisiana

               - Chief Executive Officer of Entergy and Entergy
                 Services, Inc., January 1999-present
               - Director of Entergy Arkansas, Inc., Entergy Gulf
                 States, Inc., Entergy Louisiana, Inc., Entergy Mississippi, Inc., Entergy New Orleans, Inc., and Entergy Services, Inc., June 1998-present
               - Chief Operating Officer, Entergy Arkansas, Inc.,
                 Entergy Gulf States, Inc., Entergy Louisiana, Inc., Entergy Mississippi, Inc., and Entergy New Orleans, Inc., March-December, 1998


               ROBERT v.d. LUFT           Age 63     Director Since 1992
               Chadds Ford, Pennsylvania

               - Chairman of the Board, Entergy
               - Acting Chief Executive Officer of Entergy, May-
                 December, 1998
               - Former Chairman of the Board of DuPont Dow Elastomers
               - Retired Senior Vice President-DuPont and President-
                 DuPont Europe (industrial products, fibers, petroleum, chemicals, and specialty products businesses)
               - Retired Chairman of Dupont International
               - Member of the Board of Visitors, School of Engineering,
                 University of Pittsburgh



               ADM. KINNAIRD R. MCKEE     Age 69      Director Since 1990
               USN (Ret.)
               Oxford, Maryland

               - Former Superintendent of the United States Naval
                 Academy
               - Former Commander of the United States Third Fleet
               - Former Director of Navy Nuclear Propulsion



               THOMAS F. "MACK" MCLARTY, III      Age 52          Nominee
               Little Rock, Arkansas

               - Chairman of the Board of the McLarty Companies
                 (automobile dealership group)
               - President and CEO of Asbury Arkansas Automotive, LLC
                 (automobile dealership group)
               - Director of Acxiom Corporation (data and information
                 technology)
               - Former White House Special Envoy to the Americas
               - Former Chief of Staff and Counselor to President
                 Clinton
               - Former member of National Economic Council
               - Former member of the St. Louis Federal Reserve Board
               - Former member of the National Petroleum Council and the
                 National Council on Environmental Quality
               - Former Chief Executive Officer of Arkla, Inc.



               DR. PAUL W. MURRILL        Age 64      Director Since 1993
               Baton Rouge, Louisiana

               - Chairman of the Board of Piccadilly Cafeterias, Inc.,
                 Baton Rouge, Louisiana
               - Former Chancellor of Louisiana State University and A&M
                 College, Baton Rouge, Louisiana
               - Retired Chairman of the Board and Chief Executive
                 Officer of Entergy Gulf States, Inc.
               - Director of ChemFirst, Inc., Jackson, Mississippi;
                 Tidewater, Inc., New Orleans, Louisiana; Zygo Corporation, Middlefield, Connecticut; and Howell Corporation, Houston, Texas
               - Chairman of Trustees, Burden Foundation


               JAMES R. NICHOLS           Age 60     Director Since 1986
               Boston, Massachusetts

               - Partner, Nichols & Pratt (family trustees), Attorney
                 and Chartered Financial Analyst
               - Life Trustee of the Boston Museum of Science



               EUGENE H. OWEN             Age 69      Director Since 1993
               Baton Rouge, Louisiana

               - Chairman and President of Utility Holdings, Inc.
                 (holding company for Ascension Water Company, Baton Rouge Water Company, Parish Water Company, Inc., and Louisiana Water Company)
               - Chairman and Chief Executive Officer of Owen and White,
                 Inc. (engineering consulting firm), Baton Rouge, Louisiana
               - President of Parish Water Company Inc., Ascension Water
                 Company, Baton Rouge Water Company, and Louisiana Water Company, Baton Rouge, Louisiana
               - Member and Chairman Elect, Board of Directors, Our Lady
                 of the Lake Regional Medical Center, Baton Rouge, Louisiana
               - Chairman, Board of Directors, French Settlement Water
                 Company, Inc.
               - Director, National Association of Water Companies



               JOHN N. PALMER, SR.        Age 64      Director Since 1992
               Jackson, Mississippi

               - Chairman of the Board of Skytel Communications, Inc.,
                 Jackson, Mississippi
               - Director of the Foundation for the Mid-South, Jackson,
                 Mississippi
               - Member of the Board of Trustees, Millsaps College
               - Chairman of the National Trustees, National Symphony
                 Orchestra, Washington, D.C.
               - Director Eastgroup Properties
               - Director First American Corporation



               DENNIS H. REILLEY          Age 45                  Nominee
               Chadds Ford, Pennsylvania

               - Senior Vice President of DuPont
               - Former Vice President and General Manager of DuPont
                 White Pigment & Mineral Products
               - Former Vice President and General Manager of DuPont
                 Specialty Chemicals
               - Former Vice President and General Manager of DuPont
                 Lycrar /Terathaner
               - Director of Chemical Manufacturers Association


               WM. CLIFFORD SMITH         Age 63     Director Since 1983
               Houma, Louisiana

               - President of T. Baker Smith & Son, Inc. (consultants-
                 civil engineering and land surveying). During 1998, T. Baker Smith & Son, Inc. performed land surveying services for Entergy Louisiana, Inc. and was paid approximately $13,624. Mr. Smith's children own 100% of the voting stock of T. Baker Smith & Son, Inc.



               BISMARK A. STEINHAGEN      Age 64      Director Since 1993
               Beaumont, Texas

               - Chairman of the Board of Steinhagen Oil Company, Inc.
                 (oil and gasoline distributor), Beaumont, Texas



       INFORMATION ABOUT THE BOARD AND ITS COMMITTEES

In 1998, the Board of Directors met thirteen times. Reference to the "Board" means to the Board of Directors. In addition to meetings of the Board, directors attended meetings of separate Board Committees. All nominees who are now directors attended at least 75% of the meetings of the Board and committees on which they serve.

COMMITTEES OF THE BOARD. The Board of Directors has seven standing committees.

Audit Committee.    7 meetings in 1998

Present Members:    Paul W. Murrill (Chairman)
                    George W. Davis
                    James R. Nichols
                    Eugene H. Owen
                    Bismark A. Steinhagen

Functions:          Discusses   the   audit   results   with
                    independent accountants.

                    Reviews internal controls, financial
                    reporting and other financial matters.

                    Reports  to  the Board  and  makes
                    recommendations relevant to the audit.

Finance Committee.  7 meetings in 1998

Present Members:    John A. Cooper, Jr. (Chairman)
                    W. Frank Blount
                    Robert v.d. Luft
                    James R. Nichols
                    Eugene H. Owen
                    John N. Palmer, Sr.

Function:           Reviews all financial, budgeting and
                    banking policies.

                    Makes recommendations to the Board
                    concerning financial transactions and the sale of securities.

Personnel Committee.13 meetings in 1998

Present Members:    W. Frank Blount (Chairman)
                    James R. Nichols
                    Eugene H. Owen
                    Norman C. Francis

Functions:          Reviews    major   employee    relations
                    matters,      employment      practices,
                    compensation and employee benefit plans.

                    Reviews  officer  performance  and
                    makes   recommendations  to  the   Board
                    concerning officer compensation.

Nuclear Committee.  6 meetings in 1998

Present Members:    Kinnaird R. McKee (Chairman)
                    George W. Davis
                    Robert D. Pugh
                    Wm. Clifford Smith

Functions:          Provides  non-management  oversight  and
                    review of all the Corporation's nuclear generating plants, focusing on safety, operating performance, operating costs, staffing and training.

                    Consults with management concerning
                    internal and external nuclear related issues.

                    Reports to the Board with  respect
                    to the Corporation's nuclear facilities.

Public Affairs
 Committee.         4 meetings in 1998

Present Members:    Norman C. Francis (Chairman)
                    John N. Palmer, Sr.
                    Wm. Clifford Smith
                    Bismark A. Steinhagen

Functions:          Advises    and    counsels    management
                    regarding governmental, regulatory and public relations matters.

                    Makes recommendations to the Board
                    regarding public policy issues and equal
                    opportunity     in     all     corporate
                    relationships.

Executive Committee.8 meetings during 1998

Present Members:    Robert v.d. Luft (Chairman)
                    J. Wayne Leonard
                    W. Frank Blount
                    John A. Cooper, Jr.
                    John N. Palmer, Jr.

Functions:          May  exercise Board powers with  respect
                    to  management and the business  affairs
                    of   the   Corporation   between   Board
                    meetings.

                    Reports all actions to the Board.

Director Affairs
 Committee.         6 meetings in 1998

Present Members:    Robert D. Pugh (Chairman)
                    John A. Cooper, Jr.
                    Robert v.d. Luft
                    Kinnaird R. McKee
                    Paul W. Murrill

Functions:          Advises  and counsels the Board  on  all
                    matters concerning Directors, including committee memberships, compensation and performance.

                    Searches  for  and  screens   new
                    nominees for positions on the Board.

DIRECTOR COMPENSATION. Directors who are Entergy officers do not receive any fee for service as a director. Each non-employee director receives a fee of $1,500 for attendance at Board meetings, $1,000 for attendance at committee meetings scheduled in conjunction with Board meetings, and $2,000 for attendance at committee meetings not scheduled in conjunction with a Board meeting. Directors also receive $1,000 for participation in any inspection trip or conference not held in conjunction with a Board or Committee meeting. In addition, committee chairpersons are paid an additional $3,000 annually. Effective May 14, 1999, Directors will receive only one-half the fees set forth above for telephone attendance at Board or committee meeting. Also, effective May 14, 1999, committee chairpersons will receive $5,000 annually for their service. All non-employee directors receive 150 shares of Common Stock and one-half the value of the 150 shares in cash on a quarterly basis.

SERVICE AWARDS FOR DIRECTORS. All non-employee directors are credited with 800 "phantom" shares of Common Stock for each year of service on the Board up to a maximum of ten years. The "phantom" shares are credited to a specific account for each director that is maintained solely for accounting purposes. After separation from Board service, these directors receive in cash the value of their accumulated "phantom" shares, which has the same value as the same number of shares of Common Stock at the time of each payment. Payments are made in at least five but no more than 15 annual payments.

RETIREMENT FOR DIRECTORS. Before Entergy Gulf States, Inc. became a subsidiary, it established a deferred compensation plan for its officers and non-employee directors. A director could defer a maximum of 100% of his salary, and an officer could defer up to a maximum of 50% of his salary. Both Dr. Murrill, as an officer, and Mr. Steinhagen, as a director, deferred their salaries. The directors' right to receive compensation is an unsecured obligation of the Corporation, which is held in the Corporation's general funds, and accrues simple interest compounded annually at the rate set by Entergy Gulf States, Inc. in 1985. In addition to payments received prior to 1997, on the January 1 after Dr. Murrill turns 65, he will receive an annual benefit for 15 years and on the January 1 after Mr. Steinhagen turns 70, he will receive an annual benefit for 10 years.


  PERSONNEL COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Blount (Chairman), Nichols, Owen, and Dr. Francis served during 1998 as members of the Personnel Committee of the Board. None of these directors have ever been officers or employees of Entergy.


          SHARE OWNERSHIP OF DIRECTORS AND OFFICERS

The table below shows how much Common Stock each current director, nominee, and executive officer named in the "Summary Compensation Table" on page 17 beneficially owned as of December 31, 1998, as well as how much they and the other executive officers beneficially owned as a group. This information has been furnished by each individual. Each individual has sole voting and investment power, unless otherwise indicated. The amount of Common Stock owned by all directors, nominees and executive officers as a group totals less than 1% of the outstanding Common Stock.

                    Entergy Corporation Common Stock

                          Amount and Nature                               Amount and Nature
                           of Beneficial                                    of Beneficial
                             Ownership                                        Ownership
                          Sole        Other                            Sole Voting      Other
                         Voting    Beneficial                              and        Beneficial
                          and       Ownership                           Investment    Ownership
        Name           Investment      (a)                 Name            Power          (a)
                         Power
W. Frank Blount          5,634          -        ADM. Kinnaird R. McKee      3,367           -
John A. Cooper, Jr.      8,134          -        Thomas F. McLarty, III          -           -
VADM. George W. Davis      300          -        Dr. Paul W. Murrill         3,011           -
Dr. Norman C. Francis    1,500          -        James R. Nichols            7,014           -
Frank F. Gallaher       15,223      45,000       Eugene H. Owen              4,292           -
Donald C. Hintz          3,157      55,000       John N. Palmer, Sr.        16,182           -
Jerry D. Jackson        21,804      51,911       Robert D. Pugh              6,400       6,500 (b)
J. Wayne Leonard           -            -        Dennis H. Reilley               -           -
Robert v.d. Luft         8,884          -        Wm. Clifford Smith          7,598           -
Edwin Lupberger         30,203     116,824 (b)   Bismark A. Steinhagen       8,837           -
Jerry L. Maulden         9,453      32,500
                                                 All directors, nominees,  180,366     330,735
                                                 and executive officers

(a) Includes Common Stock in the form of stock options that are currently exercisable as follows: Mr. Gallaher, 45,000 shares; Mr. Hintz, 55,000 shares; Mr. Jackson, 51,911 shares; Mr. Lupberger, 113,824 shares; and Mr. Maulden, 32,500 shares.

(b) Includes 6,500 shares of Common Stock held by Mrs. Pugh as to which Mr. Pugh disclaims beneficial ownership and 2,500 shares held by Mrs. Lupberger of which Mr. Lupberger disclaims beneficial ownership. In addition, Mr. Lupberger owns 500 shares in joint tenancy with his mother, for which he disclaims beneficial ownership.


SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE. Directors and certain executive officers must file reports with the Securities and Exchange Commission indicating their ownership of any equity securities of the Corporation at the time they became a director or executive officer. Thereafter, reports must be filed to update any changes in ownership. In 1998, all directors and officers filed the necessary reports on time except William D. Bandt, a former officer of the corporation, was late in reporting his exercise of 2,500 stock options and the subsequent sale of the shares in December 1998; Edwin Lupberger, a former executive officer of the Corporation, was late in reporting his receipt of 4,828 shares in September 1998 under the Company's Equity Awards Program and subsequent sale of 2,897 shares (the remaining 1,931 shares sold to cover tax withholding); and Louis E. Buck, a former officer of the Corporation, was late in reporting his receipt of 2,593 shares in January 1999 under the Company's Equity Awards Program and subsequent sale of 1,556 shares (the remaining 1,037 shares sold to cover tax withholding). All reports have now been filed.

   REPORT OF PERSONNEL COMMITTEE ON EXECUTIVE COMPENSATION

The Personnel Committee of the Board reviews and makes recommendations to the Board about all aspects of executive compensation including the adoption or amendment of the various compensation, incentive, and benefit plans as well as programs maintained for officers and other key employees of the Corporation.

The Corporation's executive compensation programs provide competitive rewards intended to attract, retain, and motivate key employees critical to the Corporation's success. In 1998, the Committee used similar-sized electric utility companies (based on revenue) as the peer group for assessing the competitiveness of its compensation programs.

In 1998, this peer group was utilized for all components of compensation including base salary, annual incentives, and long-term incentives. The executive total compensation package was targeted at the median of total compensation within the peer group. Incentive plans provided opportunities for executives to earn compensation above or below the peer group medians based on performance targets approved by the Board. The total executive compensation package consisted of the following four major components.

Base Salary

Base salary was set through a comparison with companies in the compensation peer group. The Board of Directors did not grant Mr. Lupberger a 1998 increase as reflected in the "Summary Compensation Table" on page 17. Mr. Luft assumed Mr. Lupberger's responsibilities as Chairman and Acting CEO on May 28, 1998 and was paid $473,846 in base salary.

Benefits and Perquisites

Executives were provided pension plan benefits, medical and life insurance, and long-term disability insurance. In addition for part of 1998, executives received special executive remuneration including perquisites. In August 1998 Entergy eliminated all perquisites for executive officers.

Annual Incentive Compensation

Each executive's annual incentive compensation is based on the attainment of key strategic goals and objectives including improvement in earnings per share and operating cash flows, control of operation and maintenance costs, customer satisfaction, and transition to a competitive environment. These measures have varying weights and are specifically tailored to each executive's responsibilities. For 1998, Mr. Lupberger received a cash incentive award of $441,336, a prorated share for the portion of the year he was employed by Entergy prior to his retirement on August 1, 1998. Mr. Luft received a cash incentive award of $760,925.

Stock option grants are considered on an annual cycle, in January of each year, based on the Corporation's prior year performance as reviewed by the Committee. Mr. Lupberger's grant in 1998 for 1997 performance of 5,000 options is outlined in the stock options table on page 13. In addition, Mr. Lupberger and Mr. Luft received 126,000 and 135,000 options, respectively, for performance in 1998 under the Equity Ownership Plan. Finally, restrictions were lifted on 12,766 shares as a result of Mr. Luft achieving performance goals under the 1998 Betterment Plan.

Long-Term Incentive Compensation

Long-term incentive compensation opportunities are  tied  to
long-term  shareholder  value.   In  1996,  the   Board   of
Directors adopted a three-year Long-Term Incentive Plan, which spanned the 1996 through 1998 performance period. Under this Long-Term Incentive Plan, the corporation was required to achieve pre-set levels of performance in the area of total return to shareholders, compared to the peer
group   over   the  three-year  performance   period.    The
corporation did not achieve its performance goals under this plan. Therefore, no shares were earned under this plan.<FN1>

In 1998, the Board of Directors adopted a three-year Long-
Term Incentive Plan, which spans a 1998 through 2000 performance period. Under this Long-Term Incentive Plan, the corporation must achieve pre-set levels of performance against a selected group of other companies in the area of total return to shareholders, as well as pre-set levels of return on capital over the three year performance period.

_______________________________
<FN1> Had the plan achieved its target, the shares earned under the plan would have been prorated to 2/3 of the three-year amount, so as not to overlap with the 1998 through 2000 plan discussed in the next paragraph.


Total Compensation

As reported in the "Summary Compensation Table," in 1998, Mr. Lupberger's participation in each compensation component was as follows:

     o    Salary                                  51%
     o    Bonus                                   39%
     o    Other Annual Compensation                8%
     o    Long-Term Incentive Compensation         0%
     o    All Other Compensation*                  2%

* Excludes $11,060,311 related to a retirement lump sum payment ($9,721,849) and severance payments ($1,338,462).

As reported in the "Summary Compensation Table," in 1998, Mr. Luft's participation in each compensation component was as follows:

     o    Salary                                  31%
     o    Bonus                                   49%
     o    Other Annual Compensation               20%
     o    Long-Term Incentive Compensation         0%
     o    All Other Compensation                   0%

Mr. Lupberger's total 1998 compensation level was below the target compensation level when compared to the compensation peer group companies. Mr. Luft's total 1998 compensation level was also below the target compensation level when compared to the compensation peer group companies.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for individual compensation over one million dollars paid to the Company's Chief Executive Officer and to the four other most highly paid executives, unless certain requirements are met. Key requirements include 1) that compensation over $1 million must be performance-based, 2) that incentive plans must be approved by shareholders.

All Entergy incentive plans meet the requirements of the Internal Revenue Code for deductibility. As a result, no executive officers earned compensation in excess of $1 million in 1998 that was not deductible.

Members of the Personnel Committee:
W. Frank Blount, Chairman
Norman C. Francis
James R. Nichols
Eugene H. Owen

COMPARISON OF FIVE YEAR CUMULATIVE RETURN. The following graph compares the performance of the Common Stock of the Corporation to the S&P 500 Index and the S&P Electric Utilities Index (each of which includes the Corporation) for the last five years.



                           Years Ended December 31
                       1993   1994   1995   1996   1997   1998

          Entergy      $100     66    200     94    108    118
          S&P 500 (2)  $100    101    139    170    227    291
          S&P EUI (2)  $100     87    113    113    141    162


(1) Assumes $100 invested on December 31, 1993, in Common Stock, the S&P 500, and the S&P Electric Utilities Index, and reinvestment of all dividends.

(2) Cumulative total returns calculated from the S&P 500 Index and S&P Electric Utilities Index maintained by Standard & Poor's Corporation.

                       EXECUTIVE COMPENSATION TABLES

                        Summary Compensation Table

                                                                                  Long-Term Compensation
                                                  Annual Compensation                     Awards
                                                                                Restricted       Securities
                                                                Other Annual      Stock          Underlying       All Other
    Name and Principal Position       Year   Salary     Bonus   Compensation      Awards          Options      Compensation(a)

J. Wayne Leonard                      1998  $412,843  $1,145,416    $65,787     $796,860(b)(c)        0 shares       $18,125
  Chief  Operating Officer, Domestic
  Utility Companies and
  Chief Executive Officer (d)

Robert v.d. Luft                      1998  $473,846    $760,925     $1,190     $303,959(b)(c)   40,000 shares         $   0
 Chairman of the Board and Acting
 Chief Executive Officer (d)

Edwin Lupberger                       1998  $589,231    $441,336    $94,867          (b)          5,000 shares   $11,081,645(e)
 Former Chairman of the Board and     1997   785,385           0    271,422          (b)         10,000               23,562
 Former Chief Executive Officer (d)   1996   735,577     448,794    123,601          (b)         10,000               23,567

Frank F. Gallaher                     1998  $382,829    $350,934    $89,137          (b)          2,500 shares       $12,396
 Group President and Chief            1997   327,385           0     11,132          (b)          5,000                9,822
 Utility Operating Officer            1996   276,538     130,150     35,641          (b)          5,000               10,321

Donald C. Hintz                       1998  $423,379    $269,846    $28,508          (b)          2,500 shares       $14,236
 President                            1997   365,077           0     18,245          (b)          5,000               10,952
                                      1996   343,269     231,299     12,516          (b)          5,000               14,197

Jerry D. Jackson                      1998  $408,456    $348,156    $59,630          (b)          2,500 shares       $13,849
 Executive Vice President             1997   342,077           0     56,359          (b)          5,000               10,262
                                      1996   332,115     209,489     37,928          (b)          5,000               13,862

Jerry L. Maulden                      1998  $476,287    $388,022    $42,712          (b)          2,500 shares       $17,782
 Vice Chairman                        1997   445,615           0     67,485          (b)          5,000               13,369
                                      1996   435,000     260,301     27,056          (b)          5,000               14,550


(a)  Includes the following:

  (1) 1998 benefit accruals under the Defined Contribution Restoration Plan as follows: Mr. Gallaher $6,908; Mr. Hintz $8,748; Mr. Jackson $8,361; Mr. Lupberger $16,131; and Mr. Maulden $12,982.

  (2) 1998 employer contributions to the Entergy Stock Ownership Plan of $688 each for Mr. Gallaher, Mr. Hintz, and Mr. Jackson, and $403 for Mr. Lupberger.

  (3)  1998 employer contributions to the System Savings Plan as follows:
       Mr. Gallaher $4,800; Mr. Hintz $4,800; Mr. Jackson $4,800; Mr. Lupberger $4,800; and Mr. Maulden $4,800.

(b) Restricted stock awards in 1998 are reported under the "Long-Term Incentive Plan Awards" table. Reference is made to this table for information on the aggregate number of restricted shares awarded during 1998 and the vesting schedule for such shares. At December 31, 1998, the number and value of the aggregate restricted stock holdings were as follows: Mr. Gallaher 7,497 shares, $233,344; Mr. Hintz 27,006 shares, $840,562; Mr. Jackson 27,000 shares, $840,375; Mr. Leonard 85,080 shares,
     $2,648,115; Mr. Luft 12,766 shares, $397,342; Mr. Lupberger 13,056 shares,
     $406,368; and Mr. Maulden 13,500 shares, $420,188. Accumulated dividends are paid on restricted stock when vested. No restrictions were lifted in 1998, 1997, and 1996. The value of restricted stock holdings as of December 31, 1998 are determined by multiplying the total number of shares awarded by the closing market price of Entergy Corporation common stock on the New York Stock Exchange Composite Transactions on December 31, 1998 ($31.125 per share).

(c) In addition to the restricted shares granted under the Long Term Incentive Plan, Mr. Leonard was granted 30,000 additional restricted shares. Restricted shares awarded will vest incrementally over a three-year period, beginning in 1999, based on continued service with Entergy. Restrictions will be lifted annually. The value Mr. Leonard may realize is dependent upon both the number of shares that vest and the future market price of Entergy common stock. Accumulated dividends are not paid on Mr. Leonard's restricted stock when vested. Mr. Luft was granted 12,766 additional restricted shares. The restrictions on the shares were lifted on January 1, 1999. Accumulated dividends will be paid on Mr. Luft's restricted stock when vested.

(d) Mr. Luft and Mr. Lupberger are included in the compensation table because they served as acting and former Chief Executive Officers of Entergy in 1998, respectively. As of January 1, 1999, Mr. Leonard is the Chief Executive Officer of Entergy.

(e) Includes $1,338,461 of severance payments; $9,553,226 of a lump sum distribution under the System Executive Retirement Plan (SERP); and a $168,623 payment under the Defined Contribution Restoration Plan.

              Option Grants to the Executive Officers in 1998

                               Individual Grants                       Potential Realizable
                                 % of Total                                   Value
                     Number of    Options                                at Assumed Annual
                    Securities   Granted to    Exercise                    Rates of Stock
                    Underlying   Employees      Price                    Price Appreciation
                     Options         in         (per     Expiration      for Option Term(c)
        Name         Granted        1998        share)      Date           5%         10%
J. Wayne Leonard         -            -                        -           -            -
Robert v. d. Luft   40,000(b)       32.3%       $31.1      1/01/09     $782,974   $1,984,209
Edwin Lupberger      5,000(a)        4.0%        28.6      1/22/08       90,011      228,104
Frank F. Gallaher    2,500(a)        2.0%        28.6      1/22/08       45,005      114,052
Donald C. Hintz      2,500(a)        2.0%        28.6      1/22/08       45,005      114,052
Jerry D. Jackson     2,500(a)        2.0%        28.6      1/22/08       45,005      114,052
Jerry L. Maulden     2,500(a)        2.0%        28.6      1/22/08       45,005      114,052

(a) Options were granted on January 22, 1998, pursuant to the Equity Ownership Plan. All options granted on this date have an exercise price equal to the closing price of Entergy common stock on the New York Stock Exchange Composite Transactions on January 22, 1998. These options became exercisable on July 22, 1998.

(b) Options were granted on December 31, 1998 and will become exercisable on January 1, 2000.

(c) Calculation based on the market price of the underlying securities assuming the market price increases over a ten-year option period and assuming annual compounding. The column presents estimates of potential values based on simple mathematical assumptions. The actual value, if any, an executive officer may realize is dependent upon the market price on the date of option exercise.


  Aggregated Option Exercises in 1998 and December 31, 1998 Option Values


                                                  Number of Securities         Value of Unexercised
                                             Underlying Unexercised Options     In-the-Money Options
              Shares Acquired      Value        as of December 31, 1998      as of December 31, 1998(b)
       Name     on Exercise     Realized (a)   Exercisable   Unexercisable  Exercisable    Unexercisable
J. Wayne Leonard       -                -               -            -               -            -
Robert v.d. Luft       -                -               -       40,000               -            -
Edwin Lupberger        -                -         113,824            -        $674,329            -
Frank F. Gallaher      -                -          45,000            -         313,750            -
Donald C. Hintz        -                -          55,000            -         336,875            -
Jerry D. Jackson       -                -          51,911            -         298,413            -
Jerry L. Maulden  25,000         $221,875          32,500            -          84,375            -

(a) Based on the difference between the closing price of Common Stock on the New York Stock Exchange Composite Transactions on the exercise date and the option exercise price.

(b) Based on the difference between the closing price of Common Stock on the New York Stock Exchange Composite Transactions on December 31, 1998, and the option exercise price.


                  Long-Term Incentive Plan Awards in 1998

The following table summarizes awards of restricted shares of Common Stock under the Equity Ownership Plan in 1998 to the executive officers named in the compensation table on page 17.


                                  Performance        Estimated Future Payouts Under
                   Number        Period Until      Non-Stock Price-Based Plans (a)(b)
         Name     of Shares  Maturation or Payout    Threshold   Target   Maximum
J. Wayne Leonard    55,080     1/1/98-12/31/00         18,360    36,720    55,080
Edwin Lupberger     13,056     1/1/98-12/31/00          4,352     8,704    13,056
Frank F. Gallaher    7,497     1/1/98-12/31/00          2,499     4,998     7,497
Donald C. Hintz     27,006     1/1/98-12/31/00          9,002    18,004    27,006
Jerry D. Jackson    27,000     1/1/98-12/31/00          9,000    18,000    27,000
Jerry L. Maulden    13,500     1/1/98-12/31/00          4,500     9,000    13,500

(a) Restricted shares awarded under the Equity Ownership Plan will vest at the end of a three-year period, subject to the attainment of approved performance goals for Entergy. Restrictions are lifted upon the achievement of the cumulative result of these goals for the performance period. The value any executive officer may realize is dependent upon both the number of shares that vest and the future market price of Common Stock.

(b)  The   threshold,  target,  and  maximum  levels  correspond   to   the
     achievement of 50%, 100%, and 150%, respectively, of Equity Ownership Plan goals. Achievement of a threshold, target, or maximum level would result in the award of the numbers of shares indicated in the respective column. Achievement of a level between these three specified levels would result in the award of a number of shares calculated by means of interpolation.


RETIREMENT  INCOME PLAN.  The Corporation has a defined  benefit  plan  for employees, including executive officers, that provides for a retirement benefit calculated by multiplying the number of years of employment by 1.5% which is then multiplied by the final average pay. A single employee receives a lifetime annuity and a married employee receives a reduced benefit with a 50% surviving spouse annuity. Retirement benefits are not subject to any deduction for social security or other offset amounts. The credited years of service under the plan, as of December 31, 1998, for the following executive officers were Mr. Gallaher (29), Mr. Leonard (1), and Mr. Maulden (33). Because they entered into supplemental retirement agreements, the credited years of service under this plan for the following executive officers were Mr. Hintz (27), Mr. Jackson (19), and Mr. Lupberger (35).

The following table shows the annual retirement benefits that would be paid at normal retirement (age 65 or later) and includes covered pay for the executive officers included in the summary compensation table on page 17.


                     Retirement Income Plan Table (1)
   Annual
  Covered                          Years of Service
Compensation      15          20           25           30           35

  $100,000     $ 22,500    $ 30,000     $ 37,500     $ 45,000     $ 52,500
   200,000       45,000      60,000       75,000       90,000      105,000
   300,000       67,500      90,000      112,500      135,000      157,500
   400,000       90,000     120,000      150,000      180,000      210,000
   500,000      112,500     150,000      187,500      225,000      262,500
   650,000      146,250     195,000      243,750      292,500      341,250
   950,000      213,750     285,000      356,250      427,500      498,750

(1) Benefits are shown for various rates of final average pay, which is the highest salary earned in any consecutive 60 months during the last 120 months of employment.

PENSION EQUALIZATION PAYMENTS. Supplemental retirement benefits are provided to all executive officers and other participants whose benefits are limited under the qualified plans by applicable Federal tax laws and regulations equal to the difference between the benefits that would have been payable under the qualified plans but for the applicable limitations and are indicated in the above referenced pension table.

SUPPLEMENTAL RETIREMENT PLANS. Two other supplemental plans are offered to executive officers. Executives may participate in one or the other of these supplemental plans at the invitation of the Corporation. These plans provide that a participant may receive a monthly payment for 120 months. The amount of monthly payment shall not exceed 2.5% or 3.33%, depending upon the plan, of the participant's average basic annual pay. Current estimates indicate that the annual payments to any executive officer under either of these two plans would be less than the payments to that officer under the System Executive Retirement Plan discussed below.

SYSTEM  EXECUTIVE  RETIREMENT PLAN.  This executive  plan  is  an  unfunded defined benefit plan for senior executives, that includes all of the executive officers named in the Summary Compensation Table. Executive officers can choose, at retirement, between the retirement benefits paid under provisions of this plan or those payable under the supplemental retirement plans discussed above. The plan was amended this year to provide that covered pay is the average of the highest three years annual base pay and incentive compensation earned by the executive during the ten years immediately preceding his retirement. Benefits are calculated by multiplying the covered pay times the maximum pay replacement ratios of 55%, 60%, or 65% (dependent on job rating at retirement) that are attained at 30 years of credited service. The ratios are reduced for each year of employment below 30 years. The amended plan provides that the single employee receives a lifetime annuity and a married employee receives the reduced benefit with a 50% surviving spouse annuity. These retirement payments are guaranteed for ten years, but are offset by any and all defined benefit plan payments from the Corporation and from prior employers. These payments are not subject to social security offsets.

Receipt of benefits under any of the supplemental retirement plans described above are contingent upon several factors. The participant must agree not to take any employment after retirement with any entity that is in competition with or similar in nature to the Corporation or any affiliated company. Benefits are forfeitable for various reasons, including a violation of an agreement with the Corporation or resignation or termination of employment for any reason without the Corporation's permission.

The credited years of service for the executive officers under the executive retirement plan are as follows: Mr. Gallaher (29), Mr. Lupberger
(35), Mr. Maulden (33), Mr. Hintz (27), and Mr. Jackson (25). Mr. Maulden's retirement benefits are discussed below. His benefits will be calculated based on his final annual base pay and incentive awards, with no reduction on the surviving spouse annuity, the provisions in effect prior to the amendment to the plan.

The following table shows the annual retirement benefits that would be paid at normal retirement (age 65 or later).

                System Executive Retirement Plan Table (1)
    Annual
    Covered                        Years of Service
      Pay          10         15         20          25           30+

   $200,000     $60,000    $ 90,000  $ 100,000     $ 110,000   $ 120,000
    300,000      90,000     135,000    150,000       165,000     180,000
    400,000     120,000     180,000    200,000       220,000     240,000
    500,000     150,000     225,000    250,000       275,000     300,000
    600,000     180,000     270,000    300,000       330,000     360,000
    700,000     210,000     315,000    350,000       385,000     420,000
  1,000,000     300,000     450,000    500,000       550,000     600,000

(1) Covered pay includes the average of the three highest years of annual base pay and incentive awards earned by the executive during the ten year immediately preceding his retirement. Benefits shown are based on a replacement ratio of 50% based on the years of service and covered pay shown. The benefits for 10, 15, and 20 or more years of service at 45% and 55% replacement levels would decrease (in the case of 45%) or increase (in the case of 55%) by the following percentages: 3.0%, 4.5%, and 5.0%, respectively.

EXECUTIVE EMPLOYMENT CONTRACTS AND RETIREMENT AGREEMENTS. In connection with his retirement, Mr. Lupberger entered into an agreement with the Corporation, which provided that he would receive, subject to certain conditions, a severance payment of $1,338,462 paid in a lump sum. In addition, Mr. Lupberger received all benefits he would have received under the incentive plans, pro rated through July 31, 1998, the last day of his employment. All amounts paid or earned are included in the compensation table above, except for 93,333 stock options with an exercise price of $29.94 that he received at his pro rata share of the 1998 Long Term Incentive Award. Mr. Lupberger has until January 31, 2009 to exercise these options. Mr. Lupberger will receive all retirement benefits pursuant to the retirement plans in which he participated.

In connection with his early retirement, Mr. Maulden entered into an agreement with Entergy. Beginning on April 1, 1999, Mr. Maulden will continue to serve as Vice Chairman, and will continue to receive his base salary, incentive pay and all other benefits but will be no longer be responsible for any organizational responsibilities. On April 1, 2000, his retirement date, Mr. Maulden will receive retirement benefits as though he had continued as an active employee until age 65 without the application of 2% per year early retirement discount factor. In addition, the Company has agreed to fund a named chair to honor Mr. Maulden at the University of Arkansas at Little Rock for $1,000,000. The funding will be made in four equal installments to be paid directly to the university beginning on April 1, 1999, and thereafter on April 1, 2000, 2001, 2002.

In connection with Mr. Leonard's employment, the Company entered into a agreement with him that provided for an annual salary of $600,000 and a potential annual incentive payout of 70%. In addition to participation in the incentive and stock option plans, Mr. Leonard received a signing bonus of $500,000 and a retention award of 30,000 restricted shares of Common Stock. As long as Mr. Leonard remains employed, the restrictions will be lifted 10,000 shares per year beginning on his first employment anniversary. In lieu of participation in Entergy Executive Retirement Plans, Entergy agreed to provide Mr. Leonard with a retirement benefit comparable to the one provided by his previous employer. This benefit will be calculated on the basis of 60% of his highest three year average base salary and annual incentive payments, and will be offset by Mr. Leonard's vested retirement benefit from his previous employment. This retirement benefit can begin at age 55.

If Mr. Leonard should resign prior to age 55 without permission, he will forfeit this replacement benefit and receive only regular accrued pension benefits. If he should resign prior to age 55 with the Corporation's permission, he will receive the replacement benefit, but discounted at the rate of 6.5% for each year before age 55. This benefit would not be
payable  until  age  62.   Mr. Leonard's agreement contains  a  "change  of
control" provision that provides for an immediate vesting of the 60% replacement pension benefit plus a lump sum payment of 2.99 times the average of his most recent three years base pay.


  PROPOSAL 2 - STOCKHOLDER PROPOSAL CONCERNING DISCONTINUANCE OF CERTAIN
                         STOCK BASED COMPENSATION

The Corporation has been advised that Mr. Robert D. Morse, 212 Highland Avenue, Moorestown, New Jersey 08057, a holder of 600 shares of the Corporation's Common Stock, proposes to submit the following resolution to the 1999 Annual Meeting of Stockholders:

  "That the Officers and Directors consider the discontinuance of all bonuses immediately, and options, rights, SAR's, etc. after termination of any existing programs for top management. This does not include any programs for employees."

STATEMENT OF SECURITY HOLDER. Reasons: Management and Directors are compensated enough to buy on open market, just as you and I, if they are motivated. Management is already well paid with base pay, life insurance, retirement plans, paid vacations, free use of vehicles, etc. Options, rights, SAR;s, etc. are available elsewhere, and a higher offer would induce transfers, not necessarily "hold and retain" qualified persons. Comparison with "peer groups", [other similar companies] pay is unfair, as other management could be better or worse. Would they also accept mistakes of others? "Align management with shareowners" is a repeated ploy or "line" to lull us as to continually increasing their take of our assets. Do we get any purchase options at previous rates? Please vote YES for this proposal. If officers filled out a daily work sheet, what would the output show?

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THIS PROPOSAL FOR THE FOLLOWING REASONS:

The Board believes it is in the best interest of the Corporation and its stockholders to link compensation to corporate performance and increase in stockholder value. The Corporation must have the ability to attract, retain and motivate high quality directors, executives, and other employees through compensation plans that reward individuals in relation to the performance of the Corporation and its Common Stock. The Corporation's current Equity Ownership Plan, approved by the stockholders in 1998, was developed under the auspices of the Personnel Committee (which is comprised exclusively of outside independent directors) to link rewards to achievement of both corporate and individual performance goals designed to increase stockholder value.

The Corporation currently grants no SAR's or rights to its directors or executives, but does grant stock options to non-employee directors, executives and key employees. The Board believes that stock options are an excellent performance based incentive that can reward recipients if and when stockholder value increases. As such, options are an important feature of an overall compensation package that reinforces the common interests of stockholders and management in the vitality of the Corporation. Additionally, almost all of the Corporation's employees can benefit from an increase in value in the Corporation's Common Stock value by participation in the Corporation's Savings Plan and Employee Stock Investment Plan. The Personnel Committee and the Board must retain maximum flexibility concerning stock-based compensation with respect to directors, executives and employees. This proposal would greatly limit the Personnel Committee's flexibility. The elimination of the stock based awards would reduce the link between compensation and common stock performance at a time when the board is trying to link the two more closely.

For the reasons stated above, the Board of Directors recommends a vote "AGAINST" this proposal.

Approval of this stockholder proposal requires an affirmative vote of a majority of the votes cast. Unless they are marked to the contrary, proxies received will be voted AGAINST this proposal.

 PROPOSAL 3 - STOCKHOLDER PROPOSAL CONCERNING TYING EXECUTIVE COMPENSATION
              TO THE AMOUNT OF DIVIDENDS PAID BY THE COMPANY

The Corporation has been advised that Mr. Emil Rossi, P.O. Box 249, Boonville, California 95415, a holder of 558 shares of the Corporation's Common Stock, proposes to submit the following resolution to the 1999 Annual Meeting of Stockholders:

  "The shareholders of Entergy Corporation request the Board of Directors take the necessary steps to amend the company's governing instruments to adopt the following: Beginning on the 2000 Entergy fiscal year the policy of the company shall be to tie at least half of Executive Management's compensation to the amount of common shareholder's dividend paid out each year."

STATEMENT  OF  SECURITY HOLDER.  Dividends are the  real  gauge  of  how  a corporation is doing and it behooves management to pay out at least a certain percentage of earnings in dividends to the shareholders who have faithfully held on to their shares. There has to be a reward. That's what the whole American economic system is all about. Management wants big money up front. They don't want promises or total return or other hocus pocus. They want cash so they can go forth and enjoy the finer things of life. Like limousines, mansions and yachts. The little things of life that make one's existence bearable.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THIS PROPOSAL FOR THE FOLLOWING REASONS:

As discussed in this Proxy Statement, the Personnel Committee has designed the compensation program for management to provide total compensation that emphasizes long-term performance to increases stockholder value. This compensation structure is designed to attract and retain highly capable executives to manage the Corporation's businesses. The Corporation competes for executive personnel in a national marketplace, which is highly competitive. In order to retain its current management team and to attract new management talent, the Corporation must be in a position to offer such persons compensation that is competitive with that of other major companies.

The foregoing proposal seeks to link at least half of executive management's compensation to the amount of dividends paid by the Corporation. The Board of Directors opposes the establishment of this linkage because tying executive compensation to one single measure, such as dividends, would create a very narrow short-term focus for the executive management team. The Board believes that the overall interests of stockholders will best be met by maintaining its current criteria for executive compensation.

For the reasons stated above, the Board of Directors recommends a vote "AGAINST" this proposal.

Approval of this shareholder proposal requires an affirmative vote of a majority of the votes cast. Unless they are marked to the contrary, proxies received will be voted AGAINST this proposal.

PROPOSAL 4 - STOCKHOLDER PROPOSAL CONCERNING THE REINSTITUTION OF QUARTERLY
                        REPORTS TO THE STOCKHOLDERS

The Corporation has been advised that Ms. Rita Warren, 20120 N. E. Second Avenue, North Miami Beach, Florida 33179, a holder of 600 shares of the Corporation's Common Stock, proposes to submit the following resolution to the 1999 Annual Meeting of Stockholders:

  "WHEREAS no publicly held, stockholder owned, corporation should be permitted to function secretly, with no information forthcoming to the stockholders for one entire year; with stockholders having no knowledge of nor information on any and all matters pertaining to the corporation's activities, investments, profits, losses, and/or salary increases, bonuses, stock options, retirement benefits, etc. being granted to the executive officers.while dividend payments remain static for years on end;
  "THEREFORE, BE IT RESOLVED that Entergy Corporation be compelled to resume issuing Quarterly Stockholders Reports without further delay and to continue same in a timely fashion as long as this corporation remains in existence as a publicly held, stockholder owned corporation!"

STATEMENT OF SECURITY HOLDER:  See WHEREAS statement in above proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THIS PROPOSAL FOR THE FOLLOWING REASONS:

Entergy files all required annual, quarterly and periodic reports required of a registrant pursuant to the Securities Exchange Act of 1934 and those required of a listed company by the New York Stock Exchange. All such reports are publicly available and, in case of reports filed with the Securities and Exchange Commission, are available for free on the Commission's internet database. Additionally, Entergy stockholders are notified each year in Entergy's Annual Report that they may dial a toll free number and receive by either mail or fax all dividend and earnings information that was previously included in quarterly reports. Also available on Entergy's Internet home page are, among other things, Entergy's stock price, press releases and the full text of Entergy's filings with the Securities and Exchange Commission (including Form 10-K's, Form 10-Q's, Proxy Statements and Annual Reports) since May of 1994. These sources provide to shareholders precisely the information this proposal seeks to obtain by reinstituting the quarterly reports. Additionally, the discontinuance of the distribution of paper quarterly reports has resulted in saving to the Corporation of the related postage and printing expenses.

For the reasons stated above, the Board of Directors recommends a vote "AGAINST" this proposal.

Approval of this stockholder proposal requires an affirmative vote of a majority of the votes cast. Unless they are marked to the contrary, proxies received will be voted AGAINST this proposal.


            PROPOSAL 5 - APPOINTMENT OF INDEPENDENT ACCOUNTANTS

Unless otherwise specified by the stockholders, votes will be cast pursuant to the proxies in favor of the ratification of the appointment by the Board of PricewaterhouseCoopers LLP (formerly Coopers & Lybrand LLP) as independent accountants for the Corporation for the year 1999. PricewaterhouseCoopers LLP has been the Corporation's auditors since 1994, and of Entergy Gulf States, Inc., an operating subsidiary, since 1933. A representative of PricewaterhouseCoopers LLP will be present at the meeting and will be available to respond to questions by stockholders and will be given an opportunity to make a statement if they desire to do so.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP



STOCKHOLDER PROPOSALS FOR 2000 MEETING. For a stockholder proposal to be included in the proxy statement for our next annual meeting, including a proposal for the election of a director, the proposal must be received by the Corporation at its principal offices no later than December 2, 1999. Also, under our Bylaws, stockholders must give advance notice of nominations for director or other business to be addressed at the meeting not later than the close of business on March 15, 2000 and not earlier than February 18, 2000.



By order of the Board of Directors,

/s/ Robert v.d. Luft

Robert v.d. Luft
Chairman of the Board

Dated:  March 31, 1999